EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-183455 and 333-190088 on Form S-8 of our report dated March 18, 2013 (February 28, 2014 as to the effects of the related party transactions disclosed in Note 9) relating to the consolidated financial statements of Tile Shop Holdings, Inc. and Subsidiaries as of December 31, 2012 and for the two years in the period ended December 31, 2012 appearing in this Annual Report on Form 10-K of Tile Shop Holdings, Inc.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 28, 2014